Exhibit 10.1

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “Amendment”) is made as of the 15th day of February, 2018 (the “Effective Date”), by 117 KENDRICK DE, LLC, a Delaware limited liability company (“Landlord”), and VERASTEM, INC., a Delaware corporation (“Tenant”).

Recitals

A.Landlord, as the successor-in-interest to Intercontinental Fund III 117 Kendrick Street, LLC, a Massachusetts limited liability company, and Tenant are parties to a Lease Agreement dated as of April 15, 2014 (the “Lease”), pursuant to which Landlord has leased to Tenant approximately 15,197 rentable square feet of space (the “Original Premises”) on the first (1st) floor of the building located at and commonly known as 117 Kendrick Street, Needham, Massachusetts (the “Building”).  All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.

B.Landlord and Tenant desire to amend the Lease to: (i) relocate Tenant from the Original Premises to an agreed upon 27,810 rentable square feet of space on the first (1st) floor of the Building, as depicted on Exhibit A hereto (the “Relocation Premises”); and (ii) make certain other changes to the Lease, on and subject to the terms and conditions set forth below.

Statement of Amendment

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Relocation Premises.  Effective as of the later of (a) the Substantial Completion Date (as defined in Exhibit B attached hereto) and (b) May 1, 2018 (the “Relocation Premises Commencement Date”), the Premises under the Lease shall be deemed to be the Relocation Premises and not the Original Premises, subject, however, to the provisions of Section 2 of this Amendment.

2.Surrender of Original Premises.

a.Tenant acknowledges and agrees that Tenant shall vacate, yield-up and surrender to Landlord the Original Premises in accordance with the terms and provisions of the Lease, including without limitation, Sections 25 and 26 thereof, and this Amendment, on or before the date that is fourteen (14) days after the Relocation Premises Commencement Date (the “Original Premises Surrender Date”), reasonable wear and tear and damage by fire and other casualty excepted.  For the avoidance of doubt, except as otherwise set forth herein, Tenant shall remove all of its Personal Property from the Original Premises on or before the Original Premises Surrender Date.  Notwithstanding the foregoing, Tenant shall not be required to remove any wires, cables or other similar installations installed by Tenant in the Original Premises, the generator currently serving the Original Premises, or any of the Laboratory Equipment identified on inventory list attached hereto as Exhibit “F”.  Prior to the Original Premises Surrender Date, Tenant also shall decommission the Premises, in compliance with applicable laws, so as to clean and remove any biomedical material or waste or any other Hazardous Materials handled by Tenant at the Original Premises, including all lines, exhaust or other ductwork servicing the Premises that have carried or released any such Hazardous Materials.  Notwithstanding any provision of the Lease to the contrary, if Tenant fails to surrender the Original Premises to Landlord on or before the Original Premises Surrender Date in the condition in which the Lease would have required it to be delivered if the Lease Term had expired, then, without limiting Landlord’s other rights and remedies under the Lease, Tenant shall be deemed to be in holdover and a tenant at sufferance with respect to the Original Premises and the terms and provisions of Section 24 of the Lease shall be applicable to the continued occupancy of the Original Premises from and after the Original Premises Surrender Date.

b.Tenant shall continue to pay all Fixed Rent, Additional Rent, utility charges and all other payments under the Lease on account of the Original Premises through the Original Premises Surrender Date, all in accordance with the provisions of the Lease.

3.Landlord’s Relocation Premises Work.  Landlord shall perform, at Landlord’s sole cost and expense and in accordance with Exhibit B attached hereto, the Landlord’s Relocation Premises Work (as defined therein), using finishes consistent with the Original Premises, including the exposed ceiling concept.  The Landlord’s Relocation Premises Work shall not include any removal, relocation, installation or other work in connection with any furnishings, security systems, phone and data cabling or interior tenant signage, all of which shall be performed by Tenant at Tenant’s sole cost and expense.  With the exception of the performance of the Landlord’s Relocation Premises Work, the Relocation Premises shall be leased to Tenant in “as-is” condition as of the Relocation Premises Commencement Date, and Landlord has no other agreement with Tenant and has no obligation to perform any work with respect to the Relocation Premises or in connection with the surrender of the Original Premises.  Any other work in the Relocation Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be performed by Tenant at Tenant’s sole cost and expense and in accordance with the terms and provisions of the Lease.

Landlord shall afford Tenant and its contractors reasonable access to the Relocation Premises during the course of Landlord’s Relocation Premises Work for the purposes of installing voice communication, data communication and security equipment.  If Tenant enters the Relocation Premises prior to the Relocation Premises Commencement Date to perform such work, such entry shall be at Tenant’s own risk solely for the purpose of preparing the Relocation Premises for occupancy by Tenant and installing fixtures and equipment; provided that in so entering the Relocation Premises prior to the Relocation Premises Commencement Date, Tenant shall not unreasonably interfere with Landlord’s construction activities.  During the period of any entry by Tenant onto the Relocation Premises prior to the Relocation Premises Commencement Date pursuant to the above provisions of this Section, Tenant shall be subject to the insurance obligations set forth in Articles 9 and 16 and to all other obligations of Tenant under the Lease (as amended hereby), other than the obligations to pay Fixed Rent and Additional Rent for the Relocation Premises, and, prior to any such entry by Tenant prior to the Relocation Premises Commencement Date, Tenant shall furnish Landlord with a certificate of insurance confirming its procurement of the insurance required by Article 16.

4.Extension of Lease Term.  The Lease Term is hereby extended beyond September 30, 2019, until the last day of the eighty-fourth (84th) full calendar month after the partial month in which the Relocation Premises Commencement Date occurs, except that if the Relocation Premises Commencement Date occurs on the first (1st) day of a calendar month, then the Lease Term, as extended hereby, shall expire on the last day of the eighty-fourth (84th) full calendar month commencing with the calendar month within which the Relocation Premises Commencement Date occurs (the “New Expiration Date”).

5.Specific Amendments of Lease.  In furtherance of the above provisions of this Amendment, the Lease is amended as follows:

a.Landlord.  Effective as of the Effective Date, the definition of Landlord as set forth in the preamble to the Lease is deleted and the following substituted in place thereof:

“117 Kendrick DE, LLC, a Delaware limited liability company (the “Landlord”)”.

b.Premises.  Effective as of the Relocation Premises Commencement Date, the third (3rd) sentence of Section 1 of the Lease (Premises) is amended by deleting the words “approximately 15,197 rentable square feet located on the first (1st) floor (the “Premises”) as more particularly outlined on Exhibit “A” attached hereto and made a part hereof”  and substituting in place thereof the following:

“an agreed upon 27,810 rentable square feet located on the first (1st) floor as more particularly outlined on Exhibit “A” attached hereto and made a part hereof (the “Premises”),”.

c.Lease Term.  Effective as of the Effective Date, Article 2 of the Lease (Lease Term) is deleted in its entirety and the following substituted in place thereof:

“2.1The lease term for the Premises (the “Lease Term”) shall commence on April 15, 2014 (the “Lease Commencement Date”) and shall expire on the New Expiration Date (as defined in that certain First Amendment of Lease dated as of February 15, 2018, between Landlord and Tenant (the “First Amendment”).

2.2At the request of Landlord or Tenant made on or after the Relocation Premises Commencement Date (as defined in the First Amendment), Landlord and Tenant will execute a memorandum or certificate setting forth the Relocation Premises Commencement Date and the New Expiration Date.”

d.Fixed Rent.  Effective as of the date that is ninety (90) days after the Relocation Premises Commencement Date (the “Relocation Premises Rent Commencement Date”),  Exhibit “C” to the Lease (Fixed Rent) is deleted and Exhibit C to this Amendment is substituted in place thereof.

e.Additional Rent.  Tenant shall continue to pay, in accordance with Exhibit “D” to the Lease (Provisions Regarding Additional Rent), Additional Rent for (i) Tenant’s Proportionate Share of Operating Expenses to the extent the Operating Expenses (on a per rentable square foot basis) exceed the Operating Expense Stop; and (ii) Tenant’s Proportionate Share of Taxes to the extent the Taxes (on a per rentable square foot basis) exceed the Tax Expense Stop (as such terms are defined in Exhibit “D”), except that, effective as of the Relocation Premises Rent Commencement Date, the definitions of Tenant’s Proportionate Share, Tax Expense Stop and Tax Expenses Base Year (but not Operating Expense Stop or Operating Expense Base Year, the definitions of which shall remain unmodified) as set forth in Exhibit “D” to the Lease are deleted and the following substituted in place thereof:

““Tenant’s Proportionate Share” shall be 13.07%, which is based on 27,810 rentable square feet in the Premises divided by 212,846 rentable square feet in the Building.”

“Tax Expense Stop” shall mean an amount equal to the actual Taxes (on a per rentable square foot basis for the fiscal year 2019 (“Tax Expenses Base Year”), subject to adjustment under Section 3 below.”

f.After-Hours HVAC.  Effective as of the Relocation Premises Commencement Date, the fifth (5th) sentence of Section 11.1 of the Lease (Landlord Services) is deleted and the following substituted in place thereof:

“For purposes herein, “Business Days” shall mean Monday through Friday, excluding (y) the federal day of celebration of the following holidays:  New Year’s Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas and (z) the Friday after Thanksgiving.

g.Signage.  Effective as of the Relocation Premises Commencement Date, Section 11.5 of the Lease (Lobby Directory; Entry Signage) is deleted and the following substituted in place thereof:

“Tenant shall not have the right to install or erect any sign on the exterior or outside of the Building.  Tenant shall be identified by Building standard signage on the directory in the Building lobby and on the entry to the Premises, at Landlord’s sole cost and expense.  Subject to Landlord’s prior written approval, Tenant shall have the right to install within its Premises signage consistent with Tenant’s corporate standard.  Upon the expiration of the

Lease Term or other termination of this Lease, Tenant shall remove all of Tenant’s signs from the Building and shall make all repairs necessary to restore the surfaces to the condition of the surrounding surfaces of the Building.”

h.Assignment and Subletting.  Effective as of the Effective Date, Article 13 of the Lease (Assignment and Subletting) is amended by adding the following at the end thereof as new Section 13.8:

“13.8Last Twelve Months.  Notwithstanding anything to the contrary, during the twelve (12) months prior to expiration of the Lease Term, (a) any sublease of all or any portion of the Premises shall be made, if at all, only (i) through Landlord or another broker designated by Landlord (including The Bulfinch Companies, Inc.) (Landlord or such Landlord-designated broker, the “Landlord Required Broker”), as broker, or (ii) through a broker selected by Tenant, together with the Landlord Required Broker as a cooperating broker; and (b) Tenant shall not offer or solicit offers for all or any portion of the Premises for sublease other than through the Landlord Required Broker or with the approval of the Landlord Required Broker as the cooperating broker.”

i.Notices.  Effective as of the Effective Date, the notice addresses set forth in Sections 28.1, 28.2, 28.3 and 28.4 are deleted and the following substituted in place thereof:

“28.1If to Landlord:117 Kendrick DE, LLC

c/o The Bulfinch Companies, Inc.

First Needham Place

250 First Avenue, Suite 200

Needham, MA  02494

Attention: Robert A Schlager

Telephone: (781) 707-4000;  Fax:  (781) 707-4001

28.2If to Tenant:Verastem, Inc.

117 Kendrick St., Suite 500

Needham, MA 02494

Attention: Julie B. Feder

Telephone: (781) 292-4238

28.3With a copy to:Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: Jean C. Bowe, Esq.

Telephone: (617) 574-7918;  Fax:  (617) 574-4112”

j.Parking.  Effective as of the Relocation Premises Commencement Date, Tenant’s parking allocation shall be adjusted based on the rentable square footage of the Relocation Premises, to a total of ninety-one (91) non-reserved parking spaces.  Accordingly, effective as of the Relocation Premises Commencement Date, Article 29 of the Lease (Parking) is amended by deleting the words “fifty (50)” therefrom in both places where such words appear, and substituting in place thereof the words “ninety-one (91)” in each instance.

k.Premises Plan.Effective as of the Relocation Premises Commencement Date, Exhibit “A” to the Lease (The Premises) is deleted and Exhibit A attached to this Amendment is substituted in place thereof.

l.Extension Option.  Effective as of the Relocation Premises Commencement Date, Exhibit “F” to the Lease (Renewal Option) is deleted and Exhibit D attached to this Amendment is substituted in place thereof.

m.Right of First Offer.  Effective as of the Relocation Premises Commencement Date, Exhibit “G” to the Lease (Right of First Offer) is deleted and Exhibit E attached to this Amendment is substituted in place thereof.

6.Deletion of Inapplicable Provisions.  Effective as of the Effective Date, the following provisions are deleted in their entirety except as expressly provided otherwise:  Article 7 (Condition of Premises), Section 10.5 (Improvement Allowance) and Section 10.6 (Initial Improvements), except for the third (3rd) through fifth (5th) sentences of subsection (x) thereof, beginning with “Tenant’s use of the Premises for laboratory systems…” and ending with “remove all Laboratory Equipment upon expiration or earlier termination of the Lease.”, which sentences shall remain in full force and effect.

7.Early Termination Option.  Subject to the conditions set forth below, Tenant shall have the right to terminate the Lease (the “Termination Option”) as of the last day of the sixty-third (63rd) full calendar month after the Relocation Premises Commencement Date (the “Termination Date”), provided Tenant notifies Landlord, in writing, of Tenant’s intention to terminate the Lease at least twelve (12) months prior to the Termination Date (the “Termination Notice”), time being of the essence with respect thereto.  In connection with its exercise of the Termination Option, Tenant shall pay to Landlord an amount (the “Termination Fee”) equal to all of Landlord’s unamortized transaction costs with respect to this Amendment, including, without limitation, attorneys’ fees, brokerage fees, and the costs of the Landlord’s Relocation Premises Work (collectively, the “Transaction Costs”) based upon an interest factor of 8% per annum for such amortization calculation, which Transaction Costs shall be submitted to Tenant by Landlord after delivery of the Termination Notice and Tenant shall pay the Termination Fee to Landlord within thirty (30) days of Tenant’s receipt of written notice of such amount due.  If Tenant fails to (a) timely exercise the Termination Option in accordance with the provisions of this Section 7, or (b) deliver to Landlord the Termination Fee within the aforesaid thirty (30) day period, the Termination Option and this Section 7 shall be null and void and without further force and effect.  Tenant’s right to terminate the Lease as set forth herein is conditioned upon (i) no Event of Default then existing on the date the Termination Notice is delivered to Landlord, (ii) the Lease (as amended hereby) being in force and effect on the date the Termination Notice is delivered to Landlord, (iii) Landlord having received the Termination Fee when required as aforesaid, and (iv) Tenant not having exercised its right of first opportunity pursuant to Exhibit E to this Amendment.  Notwithstanding the foregoing provisions of this Section 7, if Tenant timely exercises the Termination Option and thereafter an Event of Default occurs, then Landlord may elect to nullify the exercise of the Termination Option by giving written notice thereof to Tenant on or before the Termination Date.  Should Tenant effectively exercise its Termination Option as set forth herein, (i) the Lease Term shall automatically terminate on the Termination Date, with all the terms and conditions of this Lease, including, without limitation, the obligation to pay Rent, remaining in full force and effect until the Termination Date, and (ii) Tenant shall relinquish, yield up and surrender the Premises on the Termination Date in accordance with the provisions of the Lease.

8.Additional Letter of Credit.  As security for Tenant’s obligations under the Lease, Landlord is currently holding a Letter of Credit in the amount of $162,101.33 (the “Existing Letter of Credit”) pursuant to Article 5 of the Lease.  In connection with the leasing of the Relocation Premises hereunder, Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Amendment, an additional security deposit in the amount of $240,564.32, in the form of (i) an additional Letter of Credit complying with the requirements of Article 5 of the Lease (the “Additional Letter of Credit”), for a total security deposit of $402,665.65, or (ii) a replacement Letter of Credit (the “Replacement Letter of Credit”) (in compliance with the terms of Article 5 of the Lease) in the amount of $402,665.65.  If Tenant delivers the Replacement Letter of Credit in compliance with the terms hereof, then Landlord shall promptly return to Tenant the Existing Letter of Credit being so replaced.  The Additional Letter of Credit, together with the Existing Letter of Credit, or the Replacement Letter of Credit, as applicable, shall be held by Landlord in accordance with the terms and provisions of Article 5 of the Lease.

Notwithstanding any provision herein to the contrary, so long as:  (a) no Event of Default has occurred and no Event of Default then exists; (b) this Lease is still in force and effect; and (c) Tenant has delivered to Landlord a certificate signed by Tenant’s chief financial officer certifying that Tenant has raised at least $40,000,000.00 in equity (at one time or in tranches) (the “Equity Threshold”), together with Tenant’s current financial statements (collectively, a “Equity Certification”), then, subject to the satisfaction of the following conditions, (i) the Additional Letter of Credit, shall be reduced by $161,166.27 to $79,398.05, for a total remaining security deposit of $241,499.38, or (ii) the Replacement Letter of Credit shall be reduced by $161,166.27 to $241,499.38.  Within fifteen (15) days following Landlord’s receipt of an Equity Certification, Landlord shall notify Tenant whether Landlord accepts the information set forth in the Equity Certification or whether Landlord elects to audit the financial information contained therein.  If such audit discloses that the Equity Threshold has not been satisfied, then the Additional Letter of Credit or Replacement Letter of Credit, as applicable, shall not be reduced in connection with such Equity Certification.  If Landlord notifies Tenant that it accepts such Equity Certification or that Landlord’s audit has confirmed that the Equity Threshold has been satisfied, then Tenant shall either deliver an amendment to the original Additional Letter of Credit or Replacement Letter of Credit, as applicable, or a replacement Letter of Credit (in compliance with the terms of Article 5 of the Lease) reflecting the reduced security deposit amount of $241,499.38.  If Tenant delivers a replacement letter of credit in compliance with the terms hereof, then Landlord shall promptly return to Tenant the original Additional Letter of Credit or Replacement Letter of Credit, as applicable, being so replaced.  Notwithstanding anything to the contrary in the Lease, in no event shall the total security deposit held under the Lease (as amended hereby) be less than $241,499.38.

9.Brokers.  Each party hereto represents that it has not dealt with any broker or other commissionable agent in connection with this Amendment, other than Newmark Knight Frank and The Bulfinch Companies, Inc. (collectively, the “Brokers”).  Each party shall indemnify and save the other party harmless from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation by the applicable party.  Landlord shall be responsible for the payment of all commissions due to the Brokers in connection with this Amendment pursuant to separate agreements.

10.Inconsistencies; Continuing Effect of Lease.  To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby.  Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.

11.Captions.  The captions to the Sections of this Amendment have been inserted for convenience only and shall not in any way modify or restrict any provisions hereof or be used to construe any such provisions.

12.Multiple Counterparts.  This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment.

13.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first aforesaid.

117 KENDRICK DE, LLC

By:/s/ Robert A. Schlager

Name:Robert A Schlager

Title:Vice President

VERASTEM, INC.

By:/s/ Julie B. Feder

Name:Julie B. Feder

Title:CFO

EXHIBIT A – Floor Plan depicting Relocation Premises

EXHIBIT B – Landlord’s Relocation Premises Work

EXHIBIT C -  Fixed Rent for Relocation Premises

EXHIBIT D – Extension Option

EXHIBIT E – Right of First Offer

EXHIBIT A

Floor Plan Depicting Relocation Premises

EXHIBIT A  - PAGE-1-

EXHIBIT B

Landlord’s Relocation Premises Work

(i)Plans.  Tenant, at Landlord’s sole cost and expense, shall prepare or cause to be prepared, and shall submit to Landlord for review and approval, the proposed plans and specifications for Landlord’s Relocation Premises Work (the “Plans”) on the basis of, and consistent with, the preliminary space plan attached hereto as Schedule B-1 (the “Preliminary Space Plan”) and the finishes in the Original Premises (including the exposed ceiling concept).  Landlord and Tenant shall provide such mutual assistance as is reasonably necessary to diligently complete the preparation of the Plans.  Within five (5) Business Days after receipt of the Plans, Landlord shall, by written notice to Tenant, approve or disapprove the Plans.  Landlord will not unreasonably disapprove the proposed Plans so long as the work shown on such Plans do not impact the Building’s structure or systems.  Within five (5) Business Days after receiving any such notice of disapproval from Landlord with respect to the Plans, Tenant will revise the Plans as requested by Landlord and will resubmit the revised Plans to Landlord for review and approval in accordance with the procedures set forth in this subsection (i).  Upon approval of the Plans, a list identifying the approved Plans may be attached as Schedule B-1 hereto and substituted for the Preliminary Space Plan.  In the course of the approval process for the Plans, Landlord will notify Tenant if elements of, or changes in, the Plans requested by Tenant will cause Tenant to be responsible for any Buildout Costs pursuant to subsection (iii) below or will cause any extension of the Substantial Completion Date.  All fits and finishes used in the Landlord’s Relocation Premises Work shall be consistent with those used in the Original Premises, provided, however, that Tenant shall have the right to review and approve all fits and finishes prior to their installation. Landlord shall prepare, or cause to be prepared, and shall submit to Tenant for review and approval, the proposed fits and finishes that Landlord intends to use for Landlord’s Relocation Premises Work. Within five (5) Business Days after receipt of the notice of fits and finishes, Tenant shall, by written notice to Landlord, approve or disapprove the fits and finishes.  Within five (5) Business Days after receiving any such notice of disapproval from Tenant with respect to the fits and finishes, Landlord will revise the fits and finishes as requested by Tenant, provided that such revised fits and finishes requested by Tenant are consistent with those used in the Original Premises, and will resubmit the revised fits and finishes to Tenant for review and approval in accordance with the procedures set forth in this subsection (i). Once the fits and finishes are approved, Landlord shall not make any changes or modifications to the approved fits and finishes without obtaining Tenant’s prior written consent for any such changes or modifications.

(ii)Performance of Landlord’s Relocation Premises Work.  Following approval of the Plans, Landlord shall perform the work shown thereon (the “Landlord’s Relocation Premises Work”) in a good and workmanlike manner and substantially in accordance with such Plans.  Subject to Excusable Delays (as defined below), Landlord shall use commercially reasonable efforts to cause Substantial Completion to be achieved by May 1, 2018 (the “Estimated Delivery Date”).  If any of Landlord’s Relocation Premises Work is delayed as a result of an Excusable Delay, the Estimated Delivery Date shall be extended upon notice from Landlord to Tenant for a reasonable period of time under all of the circumstances. Landlord shall provide Tenant with no less than ten (10) Business Days’ prior written notice in the event that Landlord will not be able to deliver the Relocation Premises by the Estimated Delivery Date. In addition, during the construction process Landlord shall keep Tenant reasonably informed of the progress of Landlord’s Relocation Premises Work and the schedule with respect to delivery of the Relocation Premises.  Notwithstanding anything to the contrary contained herein, if the Relocation Premises Commencement Date has not occurred by the date which is thirty (30) days after the Estimated Delivery Date (as such date may be extended for an Excusable Delay, the “Outside Delivery Date”), then for and with respect to each day between the Outside Delivery Date and the date on which the Replacement Premises Commencement Date actually occurs, Tenant shall receive a credit against the Fixed Rent next becoming payable under the Lease in an amount equal to the per diem Fixed Rent payable for the Premises.

(iii)Responsibility for Costs.  Landlord is assuming that the Plans will (A) be consistent with the Preliminary Space Plan and (B) provide for all finishes to be consistent with the finishes in the

EXHIBIT B - PAGE-1-

Original Premises (such assumptions being called the “Design Assumptions”).  Tenant shall cause the Plans to be consistent with the Design Assumptions, in which event Landlord shall be responsible for the costs to perform the Landlord’s Relocation Premises Work (the “Buildout Costs”).  To the extent, if any, that the Buildout Costs are increased due to Tenant causing Landlord’s Relocation Premises Work to be designed in a manner inconsistent with the Design Assumptions, Tenant shall be responsible for such increased Buildout Costs (such increased Buildout Costs, if any, being called “Tenant’s Contribution”).  Tenant shall be responsible for any costs associated with voice and data, security systems, furniture and signage within the Premises, which will not be included in Buildout Costs.  Prior to commencing Landlord’s Relocation Premises Work, Landlord shall submit to Tenant a statement of the estimated amount, if any, of Tenant’s Contribution.  With reasonable promptness after completion of Landlord’s Relocation Premises Work, Landlord shall submit to Tenant a statement of the amount of the actual Tenant’s Contribution; and, within thirty (30) days after Landlord submits such statement to Tenant, Tenant shall pay to Landlord the actual amount of Tenant’s Contribution.

(iv)Change Orders.  Tenant may request changes in Landlord’s Relocation Premises Work from that provided for in the Plans by giving Landlord written notice of the proposed change(s) with such details, plans and specifications as may be required by Landlord.  In response to such request by Tenant, Landlord shall, within five (5) Business Days after Landlord’s receipt of such request, provide Tenant with a proposed change order, setting forth (i) the change in the Buildout Costs due to such change(s), (ii) the expected delay beyond the Estimated Delivery Date, if any, in achieving Substantial Completion in connection therewith and (iii) any conditions imposed by Landlord in connection therewith.  Tenant shall, within five (5) Business Days after receipt of a proposed change order, either reject or accept it.  If Tenant rejects a proposed change order (or fails to respond within the specified period), Landlord’s Relocation Premises Work shall not be changed.  If Tenant approves a proposed change order, then (x) Tenant shall execute the proposed change order and deliver a signed original thereof to Landlord within the specified five (5) Business Day period, together with payment of (1) any increase in Tenant’s Contribution due to the change order and (2) a commitment to pay, within thirty (30) days of billing therefor, an amount equal to the per diem amount of the Fixed Rent for any delay that actually occurs in achieving Substantial Completion by the Estimated Delivery Date to the extent such delay is due to Tenant’s request changes, and (y) the Estimated Delivery Date shall be extended for the period of delay specified per clause (ii) above.

(v)Acceptance of Relocation Premises; Warranty.  Tenant’s taking possession of the Relocation Premises on or after the Relocation Premises Commencement Date shall be conclusive evidence, as against Tenant, that the Relocation Premises were in good order and satisfactory condition in substantial accordance with the Plans when Tenant took possession, except for: (i) punch list items on a list signed by both parties within thirty (30) days after the Relocation Premises Commencement Date, and (ii) any claims of breach of Landlord’s warranty set forth below in this subsection (v).  Landlord warrants to Tenant that Landlord’s Relocation Premises Work shall be performed: (x) in a good and workmanlike manner, (y) free from material defects in workmanship and materials, and (z) in compliance with applicable law.   Tenant shall be deemed to have waived any claim under such warranty except for such matters of which Tenant advises Landlord in writing on or before the first anniversary of the Relocation Premises Commencement Date.

(vi)Definitions.

(x)“Substantial Completion” means the occurrence of the following: (a) substantial completion of Landlord’s Relocation Premises Work, except for items which are incomplete or unsatisfactory, do not materially interfere with Tenant’s use of the Relocation Premises for the Permitted Use, and can be completed without material interference with Tenant’s use of the Relocation Premises; and (b) issuance of a certificate of occupancy or temporary certificate of occupancy (or if not applicable, the equivalent sign-offs) for the Relocation Premises by the applicable governmental authority as necessary to allow Tenant to occupy and use the Relocation Premises for the Permitted Use.

(y)“Substantial Completion Date” means the date on which the Landlord has achieved Substantial Completion of Landlord’s Relocation Premises Work;  provided, however, that the

EXHIBIT B - PAGE-2-

Substantial Completion Date shall be deemed to occur, on the date on which Substantial Completion would have occurred but for any delays caused by Tenant, including, without limitation, delays due to change orders, lack of timely cooperation by Tenant, or any other actions or inactions by Tenant that may delay performance of the Landlord’s Relocation Premises Work; provided, however, that there shall not be any deemed occurrence of the Substantial Completion Date due to delays caused by Tenant in the event that Tenant cures any such delays within two (2) Business Days after delivery of written notice from Landlord to Tenant of the occurrence of any such delays, provided that such notice and cure period shall not apply to delays due to Change Orders, which shall be governed by subsection (iv) above.

(z)“Excusable Delay” means those matters which are beyond the reasonable control of Landlord, including, without limitation, the following: delays caused by Tenant (or by invitees of Tenant), or delays caused by, or resulting from, acts of God, accidents, breakdowns, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, material or equipment, governmental regulations or orders, or unusual weather conditions.

EXHIBIT B - PAGE-3-

SCHEDULE B-1

Preliminary Space Plan for Landlord’s Relocation Premises Work

[See Attached Plan]

EXHIBIT B - PAGE-4-

EXHIBIT C

Fixed Rent for Relocation Premises

RELOCATION PREMISES
Period	Payable RSF	Rate Per RSF	Annual Fixed Rent	Monthly Fixed Rent
Relocation Premises Commencement Date through the end of Month 3	0*	$0.00*	$0.00*	$0.00*
Month 4 - Month 12	19,000	$ 34.75	$ 660,250.00	$ 55,020.83
Month 13 – Month 15	19,000	$ 35.50	$ 674,500.00	$ 56,208.34
Month 16 – Month 21	23,000	$ 35.50	$ 816,500.00	$ 68,041.67
Month 22 – Month 24	27,810	$ 35.50	$ 987,255.00	$ 82,271.25
Month 25 – Month 36	27,810	$ 36.25	$ 1,008,112.50	$ 84,009.38
Month 37 – Month 48	27,810	$ 37.00	$ 1,028,970.00	$ 85,747.50
Month 49 – Month 60	27,810	$ 37.75	$ 1,049,827.50	$ 87,485.63
Month 61 – Month 72	27,810	$ 38.50	$ 1,070,685.00	$ 89,223.75
Month 73 – Month 84	27,810	$ 39.25	$ 1,091,542.50	$ 90,961.88

*Tenant shall pay for the cost of all utility charges for the Relocation Premises for the period from the Relocation Premises Commencement Date through the end of Month 3.

EXHIBIT C - PAGE-1-

EXHIBIT D

Extension Option

(a)Grant of Extension Option.  Provided  that (i) an Event of Default does not exist as of the commencement of the Extension Term or as of the date of Landlord’s receipt of the Extension Notice (as defined below), and (ii) Tenant has not assigned the Lease or subleased more than twenty-five percent (25%) of the Premises, Tenant shall have the right to extend the Lease Term for one (1) period of five (5) years (the “Extension Term”) by giving Landlord written notice of extension (the “Extension Notice”), which Extension Notice must be received by Landlord not earlier than fifteen (15) months, nor later than twelve (12) months, prior to expiration of the Lease Term.  If such extension becomes effective, the Lease Term shall be automatically extended upon the same terms and conditions as are applicable to the current Lease Term, except that (y) Fixed Rent for the Extension Term shall be as set forth in subsection (b) below, and (z) there shall be no further right to extend or renew the Lease Term beyond the Extension Term.  The right of extension provided under this Exhibit D is personal to Verastem, Inc. or any Permitted Transferee and is not exercisable by any other subtenant or assignee permitted under the Lease.

(b)Fixed Rent for Extension Term.

(i)The Fixed Rent per square foot for the Extension Term will be the then fair market rent per square foot for the Premises (the “Market Rent”), determined in accordance with this subsection (b); provided that in no event shall the Fixed Rent for the Extension Term be less than the Fixed Rent in effect during the twelve (12) months immediately preceding the Extension Term.  For a period of thirty (30) days after Tenant gives to Landlord the Extension Notice (such period being called the “Negotiation Period”), Landlord and Tenant shall negotiate in good faith to attempt to agree upon the Market Rent, and, in the course of such negotiations, each party may from time to time submit modified proposals to the other.  If the parties agree upon the Market Rent prior to the determination of the arbitrator pursuant to subsection (b)(ii), whether such agreement is reached during or after the Negotiation Period, the Market Rent shall be as so agreed.

(ii)If the parties are unable to agree upon the Market Rent within the Negotiation Period, then each party shall, upon selection of an arbitrator pursuant to subsection (b)(iii), simultaneously submit to the arbitrator for binding arbitration a proposal as to the Market Rent.  The Market Rent shall be determined as of the commencement of the Extension Term at the then current arms-length negotiated base rents being charged for comparable space in comparable buildings located in the market area of the Building, taking into consideration all relevant factors.  The Market Rent may include escalations at various points during the Extension Term.  The arbitrator shall not have the right to modify any provision of the Lease except Fixed Rent, the Operating Expense Base Year and the Tax Expense Base Year.  Within thirty (30) days after both parties have submitted such proposals to the arbitrator, the arbitrator shall select one of the proposals as more closely approximating the Market Rent appropriate for the Extension Term, and, unless the parties have then agreed upon the Market Rent, the proposed Market Rent set forth in such proposal selected by the arbitrator shall be deemed to be the Market Rent.

(iii)If the parties are unable to agree upon the Market Rent within the Negotiation Period, then the parties shall, within fifteen (15) days after the end of the Negotiation Period (such fifteen (15) day period being herein called the “Selection Period”), attempt to agree upon an arbitrator to whom to submit the determination of Market Rent for binding arbitration pursuant to subsection (b)(ii).  If the parties are unable to agree upon an arbitrator within the Selection Period, then, at the end of the Selection Period, each party shall select an arbitrator and, within fifteen (15) days after the end of the Selection Period, the arbitrators shall agree upon an arbitrator to whom the determination of Market Rent shall be submitted for binding arbitration pursuant to subsection (b)(ii).  If such arbitrators are unable to agree promptly upon an arbitrator, an arbitrator shall be selected by the American Arbitration Association.  Any arbitrator selected by either party, by the arbitrators selected by the parties or by the American Arbitration Association shall be independent of both parties and shall have such experience, either as a licensed real estate broker or as an appraiser for at least ten years, as would qualify such arbitrator as an

EXHIBIT D - PAGE-1-

expert with respect to leasing terms in the market area of the Building.  Such arbitrator shall make the determination required pursuant to subsection (b)(ii) within thirty (30) days after selection.  The parties shall share equally the fees and expenses of the arbitrator to whom the determination of Market Rent is submitted.  Landlord and Tenant shall each pay the fee of the arbitrator selected by it.

EXHIBIT D - PAGE-2-

EXHIBIT E

Right of First Offer

(a)Grant of Right.  Subject to rights of first opportunity of other tenants of the Building under leases existing and in effect as of the date of this Lease, Tenant shall have, and Landlord hereby grants to Tenant, an ongoing right of first opportunity to lease all or any portion of the space on the first (1st) floor of the Building shown on Schedule E-1 attached hereto (the “ROFO Space”) when it is or becomes available for lease after the date of this Lease during the Lease Term, on and subject to the terms and conditions set forth in this Exhibit E.  Landlord will not enter into any lease of any of the ROFO Space with a tenant other than Tenant (a “Third-Party Lease”) unless and until Landlord has given to Tenant a Notice of Availability (as defined below) with respect to such ROFO Space and Tenant has failed to exercise its right to lease such ROFO Space pursuant to subsection (c) below.  However, notwithstanding any other provisions of this Exhibit E to the contrary, Landlord may extend or otherwise amend the existing lease for the ROFO Space, and enter into a new lease for the ROFO Space with the existing tenant, without regard to this Exhibit E, and so long as any such lease is in effect the subject space shall not be considered to be available for purposes of this Exhibit E.

(b)Notices of Availability.  At any time during the Lease Term that any ROFO Space is, becomes or is about to become available for lease, Landlord may give written notice to Tenant of such availability (a “Notice of Availability”).  Any such Notice of Availability shall specify the date on or about which such ROFO Space is expected to become available for lease (if it is not then available), the effective rent (including Fixed Rent and Additional Rent, if applicable) at which Landlord is willing to lease such ROFO Space (which shall be the Market Rent for such ROFO space, as determined in accordance with the procedure set forth in subsection (b) of Exhibit D to this Amendment, including the arbitration right set forth therein), and such other terms which Landlord desires to specify.  Tenant shall not disclose to third parties, other than Tenant’s employees, consultants and other agents who have a need to know, the contents of any Notice of Availability, and Tenant shall cause all such employees, consultants or agents to respect the confidentiality of the contents thereof.

(c)Exercise of Right.  Unless an Event of Default then exists, Tenant shall have the right, exercisable by written notice given by Tenant and received by Landlord within ten (10) days after Landlord gives the subject Notice of Availability to Tenant, to lease the ROFO Space specified in the Notice of Availability.  Tenant’s right to lease ROFO Space under this Exhibit E shall apply only to the entire ROFO Space specified in a Notice of Availability, and Tenant shall not have the right under this Exhibit E to lease less than all of such ROFO Space.

(d)Addition of Space to Lease.  If Tenant exercises its right to lease any ROFO Space pursuant to subsection (c) above, then, as of the date which is the later of (i) seven (7) days after Landlord’s receipt of Tenant’s notice of exercise of its right to lease such ROFO Space or (ii) the date specified in the Notice of Availability, such ROFO Space shall be added to and become a part of the Premises and subject to the terms and conditions of this Lease, with a term coterminous with the Lease Term (including any Extension Term); provided that (x) Landlord shall not be responsible for making any improvements or alterations to such ROFO Space, except to the extent provided for in the Notice of Availability; (y) the effective rent (including Fixed Rent and Additional Rent, if applicable) for the ROFO Space shall be the effective rent set forth in the Notice of Availability, except that with respect to any Notice of Availability delivered to Tenant within the first twelve (12) months following the Relocation Premises Commencement Date (as defined in the First Amendment), the effective rent for the ROFO Space instead shall be the same effective rent applicable to the Premises under this Lease and Tenant shall receive a tenant allowance for the ROFO Space equal to the per square foot cost of Landlord’s Relocation Premises Work, and (z) the terms and conditions of this Lease with respect to such ROFO Space shall be modified by any terms agreed by the parties.  Promptly after Tenant exercises its right to lease any ROFO Space pursuant to subsection (c) above, Landlord and Tenant shall enter into an amendment of this Lease incorporating such ROFO Space as part of the Premises, subject to the terms and conditions of this Lease and incorporating any additional terms agreed by the parties.

(e)Lapse of Right. If Landlord gives a Notice of Availability and does not receive Tenant’s notice of exercise pursuant to subsection (c) above within the period specified therein, Tenant’s right of first opportunity provided for in this Exhibit E shall lapse with respect to the subject ROFO Space and Landlord shall be free to lease such ROFO Space to third parties.

(f)Termination of Right.  Tenant’s right of first opportunity provided for in this Exhibit E shall terminate twelve (12) months before the expiration of the Lease Term, unless Tenant timely exercises its extension option pursuant to Exhibit D, and, if Tenant timely exercises such extension option, twelve (12) months before the expiration of the Extension Term.

(g)Rights Personal to Party Executing this Lease.  The rights in this Exhibit E are personal to Verastem, Inc. and are not assignable or transferable other than to a Permitted Transferee.  Tenant’s rights under this Exhibit E will lapse and be of no further force and effect upon any assignment of this Lease other than to a Permitted Transferee.

(h)Event of Default.  If an Event of Default shall have occurred and be continuing, Landlord shall have no obligation to give any Notice of Availability to Tenant, and Tenant shall have no rights under this Exhibit E if an Event of Default exists on the date on which Tenant attempts to exercise its right to lease any ROFO Space.

EXHIBIT E - PAGE-4-

SCHEDULE E-1

Floor Plan Depicting ROFO Space

EXHIBIT E - PAGE-5-

EXHIBIT F

Inventory List of Laboratory Equipment to Remain in Original Premises Upon Surrender

1.

Structures and laboratory equipment that are permanently affixed (secured, bolted, or piped into the walls, floor, or ceiling) to the Premises, such as fume hoods, ice machines, and non-modular lab benches with built in sinks.

2.	The generator and any other equipment secured to the roof of the Premises.